Rider Effective Date                         [04/19/2023]
Owner:                                                             [John Doe]
[Joint Owner:                                             [Jane Doe]]
Annuitant:                                                      [John Doe]
Contract Number:                               [Specimen]
Allianz Life Insurance Company of North America
[PO Box 59060
Minneapolis, MN 55459-0060 www.allianzlife.com 800.624.0197]
Performance Lock Rider

This rider provides the option to lock in an Index Option Value on an Indexed Option and Early Reallocate Index Option Value and Variable Account Value.
This rider forms a part of the Base Contract to which it is attached. The rider is effective on the Rider Effective Date above. If there are any conflicts between this rider and the Base Contract, the provisions of this rider will prevail.
This rider references Withdrawal Charges, Partial MVAs, Contract Charges, and Advisory Fees. Your contract may not include all of these references, so please defer to your Base Contract to determine which of these charges or adjustments applies to you.

Definitions

The following terms are added to the “Definitions” section.
Lock Date
The Business Day we execute a Performance Lock once we receive an Authorized Request.
Term
The period of time from the Term Start Date to the Term End Date. The Term length is shown on the Index Options Contract Schedule and may change as described in the Performance Lock section.
Term Start Date
The day on which a Term begins. A Term Start Date may only occur on the Index Effective Date or an Index Anniversary, except as provided in the Performance Lock provision.

Performance Lock

We process an Authorized Request to exercise a Performance Lock on the Lock Date based on the values at the end of the Business Day. The Lock Date may not be a Term End Date. For Index Options where there is no possibility of a negative Performance Credit, we will not process a Performance Lock if the Daily Adjustment is zero. If you exercise a Performance Lock, you may receive less than what you would have received as a Performance Credit on the Term End Date and you may receive less than the full protection of any Floor or Buffer.
You can request a Performance Lock of the Index Option Value for an unlocked Index Option. Once an Index Option Value has been locked:
•	The locked Index Option will not receive a Performance Credit on the Term End Date;
•	You cannot unlock a locked Index Option; and
•
The Index Option Value will not change until the earlier of the Business Day that we approve your Early Reallocation Request or the Index Anniverary that occurs on or immediately after the Lock Date, unless it is reduced for Withdrawals (including any corresponding Withdrawal Charges or Partial MVAs), Contract Charges, and/or Advisory Fees.

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Performance Lock continued from the previous page

By providing an Early Reallocation Request before the end of the last Business Day before any applicable Early Reallocation Cutoff, you may reallocate:
•	a locked Index Option into the same or a new Index Option(s), which will begin a new Term; and/or
•	the Variable Account Value held in the Interim Fund(s) into an Index Option(s).
The Early Reallocation Cutoff is shown on the Index Options Contract Schedule. Your Early Reallocation Request is subject to any applicable Early Reallocation Maximum. If an Early Reallocation Maximum applies, it is shown on the Index Options Contract Schedule. The Early Reallocation Request may include reallocation instructions for the Interim Fund(s) as well as one or more locked Index Options. Once you have met the Early Reallocation Maximum, you will not be able to request an Early Reallocation for the remainder of the Index Year.
We process the Early Reallocation Request at the end of the Business Day that we receive your Authorized Request. The Term Start Date for the new Term will be the Business Day that we process your Early Reallocation request. The new Term is equal to the period of time between the new Term Start Date and your next Index Anniversary, plus the Term length for your selected reallocation Index Option shown on the Index Options Contract Schedule. On the Term Start Date, the Index Option Base is equal to the Index Option Value. The Index Option Value includes any amount reallocated from the Interim Fund(s), if applicable.
If you do not Early Reallocate a locked Index Option and begin a new Term, then on the Index Anniversary that occurs on or immediately after the Lock Date, we unlock the Index Option Value, set the Index Option Base equal to the Index Option Value and reallocate the Index Option Value according to your allocation instructions. If you have not changed your allocation instructions in the prior Index Year, we reallocate the Index Option Value into the same Index Option with a new Term.

Rider Fee

There is no fee for this rider.

Termination of this Rider

This rider terminates on the date the Base Contract terminates.
In all other respects the provisions, conditions, exceptions and limitations contained in the contract remain unchanged and apply to this rider.
Signed for the Company at its home office.
Allianz Life Insurance Company of North America
                                                         [ /s/ Gretchen Cepek                 /s/ Jasmine M. Jirele ]
[Gretchen Cepek]	[Jasmine M. Jirele] Secretary President and CEO
To obtain information, make an inquiry, or for assistance with a complaint, please call our toll-free number at [1-800-624-0197].
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